TERM SHEET

The purpose of this Term Sheet is to set forth the terms and conditions under which White Pacific Securities, Inc. ("White Pacific"), a Nevada corporation, agrees to make client referrals to GoPublicToday.com, Inc. ("GoPublicToday"), a Nevada corporation, for their corporate securities registration services.

This Term Sheet sets forth all material terms under which this relationship would be binding upon the parties but will be further memorialized in a yet to be formalized Referral Agreement.

The material terms are as follows:

1.

GoPublicToday agrees to privately brand their corporate securities registration services to White Pacific's clients ("Client").

2.

White Pacific shall refer only reasonably suitable Client(s) to GoPublicToday, although further due diligence by third-party professionals shall be required.

3.

GoPublicToday agrees to provide all necessary consulting and advisory services to assist Client in timely registering their securities for sale in the US public markets in compliance with applicable law, as it typically provided such parties to their Contract for Services, attached herein by reference.

4.

GoPublicToday agrees to not independently solicit any so identified client or Client of White Pacific or to do any act that could interfere with the profession al/business relationship between the two.

5.

White Pacific shall be responsible to collect all fees from Client to pay for GoPublicToday's related services.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of California.

For GoPublicToday.com, Inc.:

/s/ Stephen Brock

03/24/2005

By Stephen Brock, CEO

Date

For White Pacific Securities, Ire.:

/s/ Stephen Lee

03/24/2005

By Stephen Lee, CEO

Date